Exhibit 10.26
NuPathe Inc.
Non-Employee Director Compensation Policy
This policy sets forth the compensation for non-employee members of the Board of Directors of NuPathe Inc. from and after March 3, 2011. The Board of Directors may change this policy at any time.

Paid or
Compensation Element	Amount	Granted[1]

Board of Directors:
• Director Retainer	$35,000 per year	Quarterly[2]
• Chairman Retainer	$35,000 per year (additional)	Quarterly[2]
• Annual Option Grant	6,750 options	Annually[3]
• New Director Option Grant	13,500 options	At sign-on4

Audit Committee:
• Chair Retainer	$15,000 per year	Quarterly[2]
• Member Retainer	$7,500 per year	Quarterly[2]

Compensation Committee:
• Chair Retainer	$10,000 per year	Quarterly[2]
• Member Retainer	$5,000 per year	Quarterly[2]

Nominating and Corporate Governance Committee:
• Chair Retainer	$5,000 per year	Quarterly[2]
• Member Retainer	$3,500 per year	Quarterly[2]

Expenses:
• Reimbursed	Per NuPathe Travel Policy	As submitted

[1]	All options granted to non-employee directors shall have an exercise price equal to the closing price per share as reported on the NASDAQ Global Market on the date of grant and a term of 10 years. Upon a termination of service, unvested options expire and vested options remain exercisable for one year.

[2]	Quarterly cash payments are disbursed at the beginning of each calendar quarter for service during the prior quarter. Prior to the beginning of each calendar year, directors may submit an election to receive stock options in lieu of quarterly cash payments during the year, in an amount based on the Black-Scholes valuation. Options in lieu of cash compensation are fully vested on the date of grant.

[3]	Annual Option Grants are made on the date of the Annual Meeting of Stockholders to all non-employee directors in office after the Annual Meeting. Annual Option Grants vest in full on the earlier of the day before the following year’s Annual Meeting, and the one year anniversary of the grant date, but vest in full earlier upon a change of control of NuPathe or the death or total disability of the director.

[4]	New Director Option Grants are made on the date that a new non-employee director joins the Board. New Director Option Grants vest one-third per year beginning on the one year anniversary of the grant date, but vest in full earlier upon a change of control of NuPathe or the death or total disability of the director.